------------------------------
                                                           OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number           3235-0287
                                                  Expires:      January 31, 2005
                                                  Estimated average burden
                                                  hours per response ....... 0.5
                                                  ------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

   Stein Jr.                        Martin                         E.
--------------------------------------------------------------------------------
   (Last)                           (First)                     (Middle)

                       121 West Forsyth Street, Suite 200
--------------------------------------------------------------------------------
                                    (Street)

  Jacksonville                        FL                         32202
--------------------------------------------------------------------------------
   (City)                           (State)                      (Zip)

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


                        Regency Centers Corporation (REG)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Day/Year


                                   August 2002
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)


================================================================================
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

                      Chairman and Chief Executive Officer
                      ------------------------------------
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                   5.
                                                                                                   Amount of
                                                                                                   Securities   6.
                                                                   4.                              Beneficially Owner-
                                                                   Securities Acquired (A) or      Owned        ship
                                           2A.        3.           Disposed of (D)                 Following    Form:     7.
                              2.           Deemed     Transaction  (Instr. 3, 4 and 5)             Reported     Direct    Nature of
                              Trans-       Execution  Code         ------------------------------- Trans-       (D) or    Indirect
1.                            action       Date,      (Instr. 8)                  (A)              action(s)    Indirect  Beneficial
Title of Security             Date         if any     ------------                or               (Instr.      (I)       Ownership
(Instr. 3)                    (mm/dd/yy)   (mm/dd/yy)  Code    V       Amount     (D)    Price     3 & 4)       (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock                  08/12/02                 M               32,700     A      $25.25
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                  08/12/02                 F               29,199     D      $30.90
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                  08/12/02                 M               15,450     A      $21.0625
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                  08/12/02                 F               12,570     D      $30.90
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                  08/12/02                 M               15,801     A      $19.8125
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                  08/12/02                 F               12,481     D      $30.90
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                  08/12/02                 M               13,553     A      $24.69
-----------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

*    If the Form is filed by more than one Reporting Person, see Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
(Form 4-07/98)

                                                  ------------------------------
                                                           OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number           3235-0287
                                                  Expires:      January 31, 2005
                                                  Estimated average burden
                                                  hours per response ....... 0.5
                                                  ------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

   Stein Jr.                        Martin                         E.
--------------------------------------------------------------------------------
   (Last)                           (First)                     (Middle)

                       121 West Forsyth Street, Suite 200
--------------------------------------------------------------------------------
                                    (Street)

  Jacksonville                        FL                         32202
--------------------------------------------------------------------------------
   (City)                           (State)                      (Zip)

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


                        Regency Centers Corporation (REG)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Day/Year


                                   August 2002
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)


================================================================================
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

                      Chairman and Chief Executive Officer
                      ------------------------------------
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                   5.
                                                                                                   Amount of
                                                                                                   Securities   6.
                                                                   4.                              Beneficially Owner-
                                                                   Securities Acquired (A) or      Owned        ship
                                           2A.        3.           Disposed of (D)                 Following    Form:     7.
                              2.           Deemed     Transaction  (Instr. 3, 4 and 5)             Reported     Direct    Nature of
                              Trans-       Execution  Code         ------------------------------- Trans-       (D) or    Indirect
1.                            action       Date,      (Instr. 8)                  (A)              action(s)    Indirect  Beneficial
Title of Security             Date         if any     ------------                or               (Instr.      (I)       Ownership
(Instr. 3)                    (mm/dd/yy)   (mm/dd/yy)  Code    V       Amount     (D)    Price     3 & 4)       (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock                  08/12/02                 F               11,958     D      $30.90
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                  08/12/02                 M               87,200     A      $25.25
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                  08/12/02                 F               77,865     D      $30.90
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                  08/12/02                 M               22,117     A      Note 1
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                  08/12/02                 F                9,168     D      $30.90
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                  05/16/02                 G       V        1,500     D                222,325      D
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                   160,263      I         Note 2
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                   415,382      I         Note 3
====================================================================================================================================

*    If the Form is filed by more than one Reporting Person, see Instruction
     4(b)(v).

Note 1: Settlement of dividend equivalent units in connection with exercise of option.

Note 2: Shares held by The Regency Group (Nevada) Limited Partnership, the sole general partner of which is a wholly-owned subsidiary of The Regency Group, Inc. All of othe outstanding stock of The Regency Group, Inc. is owned by The Regency Square Group II (Nevada) Limited Partnership, the sole general partner of which is a corporation in which all of the outstanding stock is owned by Mr. Stein and members of his family.

Note 3: Represents 307,147 shares held by The Regency Group II and 108,235 shares held by Regency Square II. Mr. Stein is a general partner of The Regency Group II and Regency Square II and a trustee of a trust that is also a general partner in those Partnerships.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
(Form 4-07/98)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of Deriv- Form
               2.                                                                                         ative
               Conver-                            5.                            7.                        Secur-    Deriv-  11.
               sion                               Number of                     Title and Amount          ities     ative   Nature
               or               3A.               Derivative   6.               of Underlying     8.      Bene-     Secur-  of
               Exer-            Deemed   4.       Securities   Date             Securities        Price   ficially  ity:    In-
               cise     3.      Execu-   Trans-   Acquired (A) Exercisable and  (Instr. 3 and 4)  of      Owned     Direct  direct
               Price    Trans-  tion     action   or Disposed  Expiration Date  ----------------  Deriv-  Following (D) or  Bene-
1.             of       action  Date,    Code     of(D)        (Month/Day/Year)          Amount   ative   Reported  In-     ficial
Title of       Deriv-   Date    if any   (Instr.  (Instr. 3,   ----------------          or       Secur-  Trans-    direct  Owner-
Derivative     ative    (Month/ (Month/    8)       4 and 5)    Date    Expira-          Number   ity     action(s) (I)     ship
Security       Secur-   Day/    Day/     ------   ------------ Exer-    tion             of       (Instr  (Instr.   (Instr. (Instr.
(Instr. 3)     ity      Year)   Year)    Code V    (A)  (D)    cisable  Date     Title   Shares    5)     4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

Employee
stock option                                                                     Common
(right to buy) $25.25   08/12/02         M              32,700 01/14/98 01/14/07 Stock   32,700                0
------------------------------------------------------------------------------------------------------------------------------------
Employee
stock option                                                                     Common
(right to buy) $21.0625 08/12/02         M              15,450 07/29/00 07/29/09 Stock   15,450           46,348    D
------------------------------------------------------------------------------------------------------------------------------------
Employee
stock option                                                                     Common
(right to buy) $19.8125 08/12/02         M              15,801 12/14/00 12/14/09 Stock   15,801           47,401    D
------------------------------------------------------------------------------------------------------------------------------------
Employee
stock option                                                                     Common
(right to buy) $24.69   08/12/02         M              13,553 12/14/00 12/14/09 Stock   13,553                0
------------------------------------------------------------------------------------------------------------------------------------
Employee
stock option                                                                     Common
(right to buy) $25.25   08/12/02         M              87,200 01/13/98 01/13/07 Stock   87,200                0
------------------------------------------------------------------------------------------------------------------------------------
Employee
stock option                                                                     Common
(right to buy) $30.90   08/12/02         A    V    29,199      08/12/02 01/14/07 Stock   29,199           29,199    D
------------------------------------------------------------------------------------------------------------------------------------
Employee
stock option                                                                     Common
(right to buy) $30.90   08/12/02         A    V    12,570      08/12/02 07/29/09 Stock   12,570           12,570    D
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of Deriv- Form
               2.                                                                                         ative
               Conver-                            5.                            7.                        Secur-    Deriv-  11.
               sion                               Number of                     Title and Amount          ities     ative   Nature
               or               3A.               Derivative   6.               of Underlying     8.      Bene-     Secur-  of
               Exer-            Deemed   4.       Securities   Date             Securities        Price   ficially  ity:    In-
               cise     3.      Execu-   Trans-   Acquired (A) Exercisable and  (Instr. 3 and 4)  of      Owned     Direct  direct
               Price    Trans-  tion     action   or Disposed  Expiration Date  ----------------  Deriv-  Following (D) or  Bene-
1.             of       action  Date,    Code     of(D)        (Month/Day/Year)          Amount   ative   Reported  In-     ficial
Title of       Deriv-   Date    if any   (Instr.  (Instr. 3,   ----------------          or       Secur-  Trans-    direct  Owner-
Derivative     ative    (Month/ (Month/    8)       4 and 5)    Date    Expira-          Number   ity     action(s) (I)     ship
Security       Secur-   Day/    Day/     ------   ------------ Exer-    tion             of       (Instr  (Instr.   (Instr. (Instr.
(Instr. 3)     ity      Year)   Year)    Code V    (A)  (D)    cisable  Date     Title   Shares    5)     4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

Employee
stock option                                                                     Common
(right to buy) $30.90   08/12/02         A    V    12,481      08/12/02 12/14/09 Stock   12,481           12,481    D
------------------------------------------------------------------------------------------------------------------------------------
Employee
stock option                                                                     Common
(right to buy) $30.90   08/12/02         A    V    11,958      08/12/02 12/14/09 Stock   11,958           11,958    D
------------------------------------------------------------------------------------------------------------------------------------
Employee
stock option                                                                     Common
(right to buy) $30.90   08/12/02         A    V    77,865      08/12/02 01/13/07 Stock   77,865           77,865    D
------------------------------------------------------------------------------------------------------------------------------------
Dividend                                                                         Common
Equivalent     1 for 1  08/12/02         M         22,117      Note 1            Stock   22,117                0
====================================================================================================================================


Explanation of Responses:

Note 1: Settlement of dividend equivalent units in connection with exercise of option.



       /s/ Martin E. Stein, Jr.                            September 10, 2002
---------------------------------------------            -----------------------
      Martin E. Stein, Jr.                                        Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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